FRANKLIN LAKE RESOURCES INC.
172 Starlite Street, South San Francisco, CA 94080
TEL 650-588-0425 FAX 650-588-5869 E-MAIL info@franklinlake.com
WEBSITE franklinlake.com

NEWS RELEASE --- No. 2005-06 --- November 21, 2005

FRANKLIN LAKE PLANS TO MOVE FORWARD AFTER TERMINATING MR3 AGREEMENT; DR. WILLIAM C. TAO OF MR3 RESIGNS AS DIRECTOR

SOUTH SAN FRANCISCO, CA -- Monday, November 21, 2005 -- Franklin Lake Resources, Inc.,
(OTCBB:FKLR) announces that its board of directors unanimously determined to terminate the Extraction Agreement with MR 3 Systems, Inc., dated November 30, 2004, as well as any other agreements or understandings that may exists between the parties. The termination is effective November 21, 2005. Franklin Lake is aware that in MR3's proxy statement filed with the SEC on October 26, 2005, MR3 announced that William C. Tao, Ph.D., has resigned as a director of Franklin Lake. The company, however, has not yet received the notice of resignation from Dr. Tao.

Father Gregory Ofiesh, president and CEO of Franklin Lake, said that the company intends to proceed independently with its plans for the playa and the Amargosa facility. Father Ofiesh has agreed to fund up to $250,000 to move forward in completing the pilot plant so it will be able to process five tons of material per day. The company has retained engineers to complete the design and the technical work required. This project contemplates the use of environmental consultants to prepare the necessary applications for environmental and other governmental permits in California (the playa) and Nevada (the Amargosa facility).

All stockholders and other interested parties are encouraged to submit their e-mail addresses to info@franklinlake.com, in order to receive copies of press releases and other items filed with the SEC.

SAFE HARBOR PROVISION NOTE: This news release may contain statements that qualify as forward looking statements under the Private Securities Litigation Act of 1995. Forward looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives, or strategies, including statements regarding Franklin Lake's plans for the playa and the Amargosa facility, and the anticipated completion of the pilot plant. Forward looking statements also include statements about the use of proceeds from Franklin Lake's private placement. These forward looking statements are based on current expectations and Franklin Lake assumes no obligation to update this information. In addition, the events described in these forward looking statements may not actually arise. Franklin Lake's actual results could differ materially from those described in this press release as a result of various factors, including unexpected delays in the development of the technology used to process the material or in obtaining the necessary permits to proceed with the pilot plant operations. These factors and other factors which may affect future operating results or Franklin Lake's stock price are discussed under "RISK FACTORS" in the Form 10-KSB for fiscal 2004 as well as other reports Franklin Lake filed with the Securities and Exchange Commission and which are available on Franklin Lake's website (www.fklr.com) under Investors and on the SEC website.

CONTACT: Father Gregory Ofiesh, President and CEO -- (650) 588-0425

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